Exhibit 99.1

NEWS RELEASE
DRESS BARN, INC. REPORTS RECORD MARCH SALES RESULTS
— Sales Increase 16 Percent —
— Comparable Store Sales Increase 12 Percent —

SUFFERN, NY - APRIL 5, 2007 - Dress Barn, Inc. (NASDAQ - DBRN), today reported its fiscal March sales results.

Net sales for the five-week fiscal month ended March 31, 2007 increased 16% to a record $145.4 million, compared to $125.3 million reported for the five weeks ended April 1, 2006. Comparable store sales increased 12% for the fiscal month of March.

Comparable store sales by division for the fiscal month ended March 31, 2007 were as follows:

— Comparable Store Sales —

dressbarn	+ 9%
maurices	+20%

Total Comparable Store Sales	+12%

It should be noted that the Company’s fiscal March sales results do not include the week leading to Easter that many other retailers will include in their fiscal March sales results. This week, which is traditionally one of the Company’s highest sales volume weeks, will be included in its April sales results; the same as last year. The Company believes March and April sales results should be combined for a more meaningful comparison of spring selling.

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of March 31, 2007, the Company operated 821 dressbarn stores in 46 states and 573 maurices stores in 41 states. For more information, please visit www.dressbarn.com and www.maurices.com.

FORWARD-LOOKING STATEMENTS

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 29, 2006 and Form 10-Q for the quarter ended January 27, 2007.

CONTACT:  Dress Barn, Inc.
Investor Relations
(845) 369-4600